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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM N-8A
                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.  Name:

          Nuveen Flagship Multistate Trust II

B.  Address of Principal Business Office (No. & Street, City, Zip Code):

          333 West Wacker Drive
          Chicago, Illinois 60606

C.  Telephone Number (including area code):

          (312) 917-7700

D.  Name and address of agent for service of process:

          James J. Wesolowski, Esq.
          c/o John Nuveen & Co. Incorporated
          333 West Wacker Drive
          Chicago, Illinois 60606

    Copies to:

          Thomas A. Harman
          Fried, Frank, Harris, Shriver & Jacobson
          1001 Pennsylvania Ave., N.W.
          Washington, D.C. 20004

E.  Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

          Yes  [X]       No  [_]
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          Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf by the undersigned in the City of Chicago, State of Illinois on this 24th day of October, 1996.

                                       NUVEEN FLAGSHIP MULTISTATE TRUST II
                                       -----------------------------------
                                         (Name of Registrant)

                                       By: /s/ Gifford R. Zimmerman
                                          -----------------------------
Attest:

/s/ James J. Wesolowski
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Its: Secretary
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